For:	Alamo Group Inc.

Contact:	Kevin Carter
VP Finance, Strategy, and Investor Relations
830-372-9544

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES ACQUISITION OF ECON ENGINEERING

Acquisition Expands Alamo Group’s Industrial Equipment Portfolio and Strengthens the Company's Platform in the United Kingdom

SEGUIN, Texas, October 27, 2026 – Alamo Group Inc. (NYSE: ALG) (“Alamo Group” or the “Company”) today announced that it has acquired Econ Engineering Group Limited (“Econ”), a leading UK manufacturer of roadway maintenance trucks and equipment for £120 million, or approximately $158,700,000, subject to customary closing adjustments.

Founded in 1969 and headquartered in Ripon, North Yorkshire, Econ manufactures equipment used in year-round road maintenance, including gritters, de-icing vehicles, road patching and repair equipment, and multi-purpose truck bodies. Econ also operates a rental fleet of approximately 1,300 of its own vocational trucks and provides parts and service support to customers throughout the UK.

The acquisition represents another step in Alamo Group’s strategy to expand its Industrial Equipment portfolio through disciplined investment in market-leading businesses serving essential infrastructure and maintenance applications.

“Econ is a strong addition to Alamo Group and advances our strategy to expand our Industrial Equipment portfolio,” said Robert Hureau, Chief Executive Officer, Alamo Group Inc. “Its leading market position, differentiated products, strong customer service capabilities, attractive financial profile, and resilient end-markets make Econ a great fit with our portfolio of industrial businesses. Econ also gives us a stronger platform in the UK and creates opportunities for long-term growth. Beyond the initial synergies we expect from bringing Econ onto Alamo Group’s platform, we see significant room to grow the business both within and beyond its core market. We want to welcome all the Econ Engineering team members to our family and are excited about our future together.”

For its fiscal year-ended March 31, 2026, Econ generated approximately $88 million of net sales and $38.5 million of Adjusted EBITDA.

Econ’s primary customers include UK local authorities, government agencies and related contractors. The business participates in road maintenance markets which are supported by statutory infrastructure-maintenance requirements in the UK.

“We are pleased to join Alamo Group and believe the combination provides an excellent foundation for the continued development of Econ,” said Jonathan Lupton, Managing Director of Econ Engineering. “Alamo Group understands specialty equipment businesses and the importance of product quality, service and long-term customer relationships.”

Following the acquisition, Econ will become part of Alamo Group’s Industrial Equipment Division.

The purchase price of £120 million was funded through Alamo Group’s revolving credit facility. D.A. Davidson MCF International served as financial advisor to Alamo Group for the acquisition.

About Alamo Group
Alamo Group is a leader in the manufacture and sale of high-quality, purpose-built industrial and vegetation management equipment. We serve end-markets such as infrastructure building and maintenance, industrial construction, public works, land maintenance, agriculture and tree care. Our products are sold to independent equipment dealers and directly to contractors and municipalities. Product categories include vocational products (vacuum trucks, street sweepers, roadside safety equipment, excavators, and snow removal equipment) and light machinery (tractor mounted mowing equipment, land maintenance and recycling equipment) as well as related after-market parts and services. The Company operates two divisions: the Industrial Equipment Division and the Vegetation Management Division. Founded in 1969, the Company has approximately 3,800 employees and operates 27 manufacturing facilities in North America, Canada, Europe, Brazil and Australia. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including tariffs, trade wars, and the effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.